Exhibit 99.1

PARAMETRIC SOUND COMPLETES NAME CHANGE TO TURTLE BEACH CORPORATION

CUSIP change effective on opening of trading on May 28.

SAN DIEGO, CALIFORNIA, May 27, 2014 — Turtle Beach Corporation (NASDAQ: HEAR), a leading innovator of audio products and solutions, has announced it has changed its name from Parametric Sound Corporation, effective immediately.

The Company’s common stock has been assigned a new CUSIP number 900450 107 in connection with the name change. Outstanding stock certificates are not affected and do not need to be exchanged.

“For over three decades Turtle Beach has used innovation and quality to redefine audio for millions of consumers,” said Juergen Stark, chief executive officer of Turtle Beach. “As we move our business forward the name Turtle Beach Corporation will benefit shareholders by aligning the name with our highly visible consumer brand and its legacy of performance in audio.”

Investors are encouraged to visit the company’s new website, www.turtlebeachcorp.com, to learn more about the company and its new investment profile. The company will continue to market innovative audio products under the Turtle Beach and HyperSound® brands.

The company designs and markets premium audio peripherals for video game consoles, personal computers and mobile devices under the brand Turtle Beach (TurtleBeachCorp.com), including officially-licensed headsets for the next-generation Xbox One and PlayStation®4 consoles.

Under the brand HyperSound (HyperSound.com), the company markets pioneering directed audio solutions that beam sound to a specific listening area without the ambient noise of traditional speakers. HyperSound has applications in digital signage and kiosks, healthcare and consumer electronics.

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About Turtle Beach Corporation

Turtle Beach Corporation (www.turtlebeachcorp.com) designs audio products for consumer, commercial and healthcare markets. Under the brand Turtle Beach (TurtleBeach.com), the company markets premium headsets for use with personal computers, mobile devices and video game consoles, including officially-licensed headsets for the next-generation Xbox One and PlayStation®4 consoles. Under the brand HyperSound (HyperSound.com), the company markets pioneering directed audio solutions that have applications in digital signage and kiosks, consumer electronics and healthcare. The Company’s shares are traded on the NASDAQ Exchange under the symbol NASDAQ:HEAR.

For more information:

Anne Rakunas

Investor Relations

ICR

Anne.Rakunas@icrinc.com

+1-310-954-1113

David Lowey

Corporate Communications

Turtle Beach Corporation

David.Lowey@turtlebeach.com

+1-914-844-2759